Exhibit 99.2

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Inc. Announces Any and All Cash Tender Offer

for its 6.0% Notes Due 2015

November 5, 2014 – Woodland Park, New Jersey – Cytec Industries Inc. (“Cytec” or the “Company”) (NYSE:CYT) announced the commencement of a tender offer (the “Tender Offer”) for any and all of its outstanding 6.0% Notes due 2015 (the “Notes”) (CUSIP 232820AG5 / ISIN US232820AG58).

The Tender Offer is being made upon the terms and conditions in the Offer to Purchase and related Letter of Transmittal, each dated November 5, 2014. The Tender Offer will expire at 5:00 p.m. (New York City time) on November 12, 2014, unless extended or terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes are urged to carefully read the Offer to Purchase and related Letter of Transmittal before making any decision with respect to the Tender Offer.

The following table summarizes certain material terms of the Tender Offer:

Title of Security	CUSIP/ISIN Nos.	Principal Amount Outstanding	UST Reference Security	Bloomberg Reference Page	Fixed Spread (bps)

6.0% Notes due 2015	232820AG5/US232820AG58	$141,759,000	0.25% UST due September 30, 2015	FIT3	+35

Holders must validly tender and not subsequently validly withdraw their Notes on or prior to the Expiration Time to be eligible to receive the “Total Consideration.” The Total Consideration for each $1,000 principal amount of Notes validly tendered and not subsequently withdrawn will be determined in the manner described in the Offer to Purchase by reference to the fixed spread over the yield to maturity of the UST Reference Security listed above, calculated by the Dealer Managers for the Tender Offer as of 2:00 p.m. (New York City time) on November 12, 2014, the date on which the Tender Offer is currently scheduled to expire. In addition to the Total Consideration, accrued and unpaid interest up to, but not including, the Settlement Date (as defined below) will be payable in cash on all validly tendered and accepted Notes. The Settlement Date is expected to occur on the next business day following the Expiration Time (the “Settlement Date”).

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.

PRESS RELEASE

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase, including the completion by Cytec of an offering of at least $250 million aggregate principal amount of senior notes. Cytec currently expects that following the pricing of the new senior notes Cytec will exercise its right to optionally redeem any and all Notes not purchased by it in the Tender Offer at a make-whole redemption price, calculated in accordance with the indenture governing the Notes. This press release does not constitute an offer to sell or a solicitation of an offer to buy the new senior notes nor does it constitute a notice of redemption under the indenture governing the Notes or an obligation to issue such notice.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal, each dated November 5, 2014. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Cytec by the Dealer Managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

None of Cytec, the Dealer Managers, the depositary or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

Citigroup Global Markets Inc., RBS Securities Inc. and Wells Fargo Securities, LLC are serving as the dealer managers (the “Dealer Managers”) for the Tender Offer. Global Bondholder Services Corporation has been retained to serve as the depositary and information agent for the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact: Citigroup Global Markets Inc. at 800-558-3745 (toll-free) or 212-723-6106 (collect), RBS Securities Inc. at 877-297-9832 (toll-free) or 203-897-6145 (collect) or Wells Fargo Securities, LLC at 866-309-6316 (toll-free) or 704-410-4760 (collect). Requests for documents and questions regarding the tender of Notes may be directed to Global Bondholder Services Corporation at 866-470-4500.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

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PRESS RELEASE

Use of Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission. Cytec disclaims any obligation to update or revise any forward-looking statements.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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